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                                             Exhibit C1

NEES Energy, Inc.
Consolidated Statement of Cash Flows
(Thousands of Dollars)
For the Quarter Ended December 31, 1998
(Unaudited, Subject to Adjustment)


Operating activities:
  Net income/(loss)                                      $ (3,045)

  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Depreciation and amortization                            552
     (Increase) decrease in deferred taxes                   (166)
     (Increase) decrease in accounts receivable and
      unbilled revenue                                     (8,919)
     Increase (decrease) in inventory                       3,070
     (Increase) decrease in prepaid and other
      current assets                                      (10,263)
     Increase (decrease) in accounts payable                 (407)
     Increase (decrease) in other current liabilities       8,642
     Other, net                                             1,222
                                                         --------
Net cash provided by (used in) operating activities      $ (9,314)
                                                         --------


Investing activities:
  Fixed asset expenditures                               $   (738)
                                                         --------
Net cash used in investing activities                    $   (738)
                                                         --------

Financing activities:
  Subordinated notes payable to parent-issues            $  7,255
  Increase (decrease) in long-term debt                       486
                                                         --------
  Net cash provided by financing activities              $  7,741
                                                         --------

Net increase (decrease) in cash and cash equivalents     $ (2,311)

Cash and cash equivalents at beginning of period            6,504
                                                         --------

Cash and cash equivalents at end of period               $  4,193
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